                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                   KeyCorp
             ------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
             ------------------------------------------------------
                       (Title of Class of Securities)

                                  493267108
             ------------------------------------------------------
                               (Cusip Number)



 Check the following if a fee is being paid with this statement _X_.    (A fee
 is not required only if the filing person:

 (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                     (Continued on the following page(s)

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 ----------------------                               -----------------------
|CUSIP NO.  493267108  |                13G          |PAGE 2 OF 5     PAGES  |
|           -----------|                             |                       |
 ----------------------                               -----------------------

 ----------------------------------------------------------------------------
| 1 | NAME OF REPORTING PERSON                                               |
|   |                                                                        |
|   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                      |
|   |                                                                        |
|   | KeyCorp                                                                |
|   | I.R.S. Employer Identification No. 14-1538208                          |
|---|------------------------------------------------------------------------|
| 2 | CHECK THE APPROPRIATE BOX IF A                                         |
|   | MEMBER OF A GROUP*                                                     |
|   |                                             (a) [                ]     |
|   |                                                                        |
|   |           Not Applicable                    (b) [                ]     |
|---|------------------------------------------------------------------------|
| 3 | SEC USE ONLY                                                           |
|   |                                                                        |
|   |                                                                        |
|---|------------------------------------------------------------------------|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                   |
|   |                                                                        |
|   | State of Ohio                                                          |
 ----------------------------------------------------------------------------
                             | 5 |  SOLE VOTING POWER         6,605,316.8291 |
                             |   |                                           |
         Number of           |---|-------------------------------------------|
          Shares             | 6 |  SHARED VOTING                            |
        Beneficially         |   |  POWER                     1,164,162.0000 |
          Owned By           |---|-------------------------------------------|
       Each Reporting        | 7 |  SOLE DISPOSITIVE                         |
         Person With         |   |  POWER                     7,882,673.5770 |
                             |---|-------------------------------------------|
                             | 8 |  SHARED DISPOSITIVE POWER  3,332,634.6190 |
                             |   |                                           |
 ----------------------------------------------------------------------------|
| 9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                            |
|   | REPORTING PERSON                                                       |
|   |            12,358,712.8611                                             |
|-- |------------------------------------------------------------------------|
|-- |                                                                        |
|10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                           |
|   | EXCLUDES CERTAIN SHARES*                                               |
|   |           Not Applicable                                               |
|---|------------------------------------------------------------------------|
|   | PERCENT OF CLASS REPRESENTED BY                                        |
|11 | AMOUNT IN ROW 9                                                        |
|   |                 5.2%                                                   |
|---|----------------------------------------------------------------------- |
|12 | TYPE OF REPORTING PERSON*                                              |
|   |                 HC                                                     |
 ----------------------------------------------------------------------------

 EC  1745 (6-80)          *SEE INSTRUCTIONS BEFORE FILING OUT




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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON D.C. 20549

                                SCHEDULE 13G


                Under the Securities and Exchange Act of 1934

 ITEM 1 (a).  NAME OF ISSUER:


 KeyCorp
 -------------------------------------------------------------------------
 ITEM 1 (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:


 127 Public Square
 -------------------------------------------------------------------------
 Cleveland, Ohio 44114-1306
 -------------------------------------------------------------------------


 ITEM 2 (a).  NAME OF PERSON FILING:

 KeyCorp
 -------------------------------------------------------------------------

 ITEM 2 (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:


 127 Public Square
 -------------------------------------------------------------------------
 Cleveland,  Ohio  44114-1306
 -------------------------------------------------------------------------


 ITEM 2 (c).  PLACE OF ORGANIZATION:

 State of Ohio
 -------------------------------------------------------------------------

 ITEM 2 (d).  TITLE OF CLASS OF SECURITIES:


 Common Stock
 -------------------------------------------------------------------------

 ITEM 2 (e).  CUSIP NUMBER:


 493267108
 -------------------------------------------------------------------------

 ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),  OR
               13d - 2 (b), INDICATE TYPE OF  PERSON FILING:


 Person filing is a Parent Holding Company, in accordance with 240.13d -
 -------------------------------------------------------------------------
 1(b)(ii)(G)
 -------------------------------------------------------------------------


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
 ITEM 4.   OWNERSHIP:


           (a)  Amount of beneficially owned:             12,358,712.8611 shares
                                                        ------------------------
           (b)  Percent of class:                                           5.2%
                                                        ------------------------
           (c)  Number of shares as to which such person has:

               (i)Sole power to vote or to direct the vote       6,605,316.8291
                                                                ---------------
              (ii)Shared power to vote or to direct the vote     1,164,162.0000
                                                                ---------------
             (iii)Sole power to dispose or to direct the
                    disposition of                               7,882,673.5770
                                                                ---------------
              (iv)Shared power to dispose or to direct the
                    disposition of                               3,332,634.6190
                                                                ---------------

 ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:


           Not Applicable
           --------------

 ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

           None
           ----

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Identification:    Key Trust Company of Ohio, Key Trust
                              ------------------------------------
                              Company-Indiana, Key Trust Company,
                              --------------------------------------
                              Key Trust Company-Northwest, Key
                              --------------------------------------
                              Trust Company-Maine, Key Trust Company-
                              ---------------------------------------
                              Florida, Society Bank-Michigan, Key
                              ------------------------------------
                              Trust Company of the West, Key Trust
                              ------------------------------------
                              Company-Alaska
                              --------------


           Classification:    (B) Banks as defined by Section 3 (A)(6) of the
                              ----------------------------------------------
                              Act.
                              ----

           Identification:    Society Asset Management, Inc.
                              ------------------------------

           Classification:    Registered investment advisor
                              -----------------------------

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:


           Not Applicable
           --------------

 ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:


           Not Applicable
           --------------




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
 ITEM 10.  CERTIFICATION

 The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
 Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 Date: February 14, 1996




 KeyCorp


 By:

 R. B. Heisler Jr.,
 Executive Vice President and Group Executive
 Personal Financial Services





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